SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------
                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 5)1

         MOTO GUZZI CORPORATION (f/k/a NORTH ATLANTIC ACQUISITION CORP.)
--------------------------------------------------------------------------------
                                (Name of issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   619819 10 5
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)

                                October 19, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box o.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 2 of 16 Pages
-------------------------------                       --------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     BARRY RUBENSTEIN
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OR ORGANIZATION

                      USA
--------------------------------------------------------------------------------
  NUMBER OF          7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           185,000(1)
OWNED BY EACH      -------------------------------------------------------------
  REPORTING
 PERSON WITH
                     8         SHARED VOTING POWER

                                        448,000(2)
                    ------------------------------------------------------------

                     9         SOLE DISPOSITIVE POWER

                                        185,000(1)
                    ------------------------------------------------------------
                    10         SHARED DISPOSITIVE POWER

                                        448,000(2)
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      633,000(1)(2)
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      11.2%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) The securities are held by Barry Rubenstein Rollover IRA. Includes warrants to purchase 165,000 shares of Class A Common Stock.

(2) Includes (i) 342,410 shares of Class A Common Stock held by Wheatley Partners, L.P., (ii) 21,590 shares of Class A Common Stock held by Wheatley Foreign Partners, L.P., (iii) 35,000 shares of Class A Common Stock held Woodland Venture Fund, (iv) 21,000 shares of Class A Common Stock held by Woodland Partners and (v) 28,000 shares of Class A Common Stock held by Seneca Ventures. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 3 of 16 Pages
-------------------------------                       --------------------------

================================================================================


      1       NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       WHEATLEY PARTNERS, L.P.
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS*
                       WC, OO
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OR ORGANIZATION

                       DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF           7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            342,410
OWNED BY EACH       ------------------------------------------------------------
  REPORTING
 PERSON WITH
                      8         SHARED VOTING POWER

                                         21,590(1)
                    ------------------------------------------------------------
                      9         SOLE DISPOSITIVE POWER

                                         342,410
                    ------------------------------------------------------------
                     10         SHARED DISPOSITIVE POWER

                                         21,590(1)
--------------------------------------------------------------------------------
      11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       364,000(1)
--------------------------------------------------------------------------------
      12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                        / /
--------------------------------------------------------------------------------
      13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       6.6%
--------------------------------------------------------------------------------
      14      TYPE OF REPORTING PERSON*

                       PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 21,590 shares of Class A Common Stock held by Wheatley Foreign Partners, L.P., of which Wheatley Partners, L.P. disclaims beneficial ownership.

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 4 of 16 Pages
-------------------------------                       --------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      WHEATLEY FOREIGN PARTNERS, L.P.
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OR ORGANIZATION

                      DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF          7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           21,590
OWNED BY EACH     --------------------------------------------------------------
  REPORTING
 PERSON WITH
                     8         SHARED VOTING POWER

                                        342,410(1)
                  --------------------------------------------------------------
                     9         SOLE DISPOSITIVE POWER

                                        21,590
                  --------------------------------------------------------------
                    10         SHARED DISPOSITIVE POWER

                                        342,410(1)
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      364,000(1)
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.6%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Includes 342,410 shares of Class A Common Stock held by Wheatley Partners, L.P., of which Wheatley Foreign Partners, L.P. disclaims beneficial ownership.

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 5 of 16 Pages
-------------------------------                       --------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      WOODLAND VENTURE FUND
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OR ORGANIZATION

                      NEW YORK
--------------------------------------------------------------------------------
  NUMBER OF          7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           35,000
OWNED BY EACH       ------------------------------------------------------------
  REPORTING          8         SHARED VOTING POWER
 PERSON WITH
                                        0
                    ------------------------------------------------------------
                     9         SOLE DISPOSITIVE POWER

                                        35,000
                    ------------------------------------------------------------
                    10         SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      35,000
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.6%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 6 of 16 Pages
-------------------------------                       --------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      WOODLAND PARTNERS
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OR ORGANIZATION

                      NEW YORK
--------------------------------------------------------------------------------
  NUMBER OF          7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           21,000
OWNED BY EACH       ------------------------------------------------------------
  REPORTING          8         SHARED VOTING POWER
 PERSON WITH
                                        0
                    ------------------------------------------------------------
                     9         SOLE DISPOSITIVE POWER

                                        21,000
                    ------------------------------------------------------------
                    10         SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      21,000
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.4%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 7 of 16 Pages
-------------------------------                       --------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      SENECA VENTURES
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OR ORGANIZATION

                      NEW YORK
--------------------------------------------------------------------------------
  NUMBER OF          7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           28,000
OWNED BY EACH       ------------------------------------------------------------
  REPORTING          8         SHARED VOTING POWER
 PERSON WITH
                                        0
                    ------------------------------------------------------------
                     9         SOLE DISPOSITIVE POWER

                                        28,000
                    ------------------------------------------------------------
                    10         SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      28,000
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.5%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 8 of 16 Pages
-------------------------------                       --------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      BARRY FINGERHUT
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OR ORGANIZATION

                      USA
--------------------------------------------------------------------------------
  NUMBER OF          7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           21,000
OWNED BY EACH      -------------------------------------------------------------
  REPORTING
 PERSON WITH
                     8         SHARED VOTING POWER

                                        364,000(1)
                   -------------------------------------------------------------
                     9         SOLE DISPOSITIVE POWER

                                        21,000
                   -------------------------------------------------------------
                    10         SHARED DISPOSITIVE POWER

                                        364,000(1)
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      385,000(1)
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      7.0%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Includes (i) 342,410 shares of Class A Common Stock held by Wheatley Partners, L.P., and (ii) 21,590 shares of Class A Common Stock held by Wheatley Foreign Partners, L.P., of which Mr. Fingerhut disclaims beneficial ownership except to the extent of his respective equity interest therein.

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 9 of 16 Pages
-------------------------------                       --------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       IRWIN LIEBER
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OR ORGANIZATION

                      USA
--------------------------------------------------------------------------------
  NUMBER OF          7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           21,000
OWNED BY EACH      -------------------------------------------------------------
  REPORTING          8         SHARED VOTING POWER
 PERSON WITH
                                        364,000(1)
                   -------------------------------------------------------------
                     9         SOLE DISPOSITIVE POWER

                                        21,000
                   -------------------------------------------------------------
                    10         SHARED DISPOSITIVE POWER

                                        364,000(1)
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      385,000(1)
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      7.0%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                      IN
================================================================================

                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 342,410 shares of Class A Common Stock held by Wheatley Partners, L.P., and (ii) 21,590 shares of Class A Common Stock held by Wheatley Foreign Partners, L.P., of which Mr. Lieber disclaims beneficial ownership except to the extent of his respective equity interest therein.

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 10 of 16 Pages
-------------------------------                       --------------------------


         The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 5, the Schedule 13D remains in full force and effect.

         Item 3 is hereby amended to add the following:

Item 3.           Source and Amount of Funds or Other Consideration.
                  --------------------------------------------------

                  The aggregate purchase price of the Moto Guzzi Class A Warrants ("GUZIW") to purchase 165,000 shares of Class A Common Stock held by the Barry Rubenstein Rollover IRA is $128,906.25 and were acquired with his personal funds.

                  Item 5(a) and (b) are hereby amended to read in their entirety as follows:

Item 5.           Interest in Securities of the Issuer.
                  -------------------------------------

                  (a) The following table sets forth the aggregate number and percentage (based on 5,496,000 shares of Class A Common Stock outstanding as of August 13, 1999, as reported by the Issuer on its Form-10Q filed with the Securities and Exchange Commission on June 30, 1999) of Class A Common Stock beneficially owned by each person named in Item 2 of Schedule 13D.


                                     Shares of Common    Percentage of Shares of
                                          Stock               Common Stock
Name                                Beneficially Owned     Beneficially Owned
----                                ------------------     ------------------
Wheatley Partners, L.P.(1)               364,000                   6.6%
Barry Rubenstein(2)                      633,000                  11.2%
Irwin Lieber(3)                          385,000                   7.0%
Barry Fingerhut(3)                       385,000                   7.0%
Wheatley Partners, LLC(4)                364,000                   6.6%
Seth Lieber(3)                           364,000                   6.6%
Jonathan Lieber(3)                       364,000                   6.6%
Wheatley Management Ltd.(5)               21,590                   0.4%
Wheatley Foreign Partners, L.P.(6)       364,000                   6.6%
Seneca Ventures                           28,000                   0.5%
Woodland Venture Fund                     35,000                   0.6%
Woodland Partners                         21,000                   0.4%
Marilyn Rubenstein(7)                     84,000                   1.5%
Woodland Services Corp.(8)                63,000                   1.1%

---------------------
(1) Includes 21,590 shares of Class A Common Stock held by Wheatley Foreign. Wheatley disclaims beneficial ownership of the securities held by Wheatley Foreign.

(2)      Includes  (i) 342,410  shares of Class A Common Stock held by Wheatley,
         (ii) 21,590  shares of Class A Common  Stock held by Wheatley  Foreign,
         (iii) 35,000 shares of Class A Common Stock held by Woodland Venture Fund, (iv) 21,000 shares of Class A Common Stock held by Woodland Partners and (v) 28,000 shares of Class A Common Stock held by Seneca. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein. Also includes Moto Guzzi Class A Warrants to purchase up to 165,000 shares of Class A Common Stock.

(3) Includes (i) 342,410 shares of Class A Common Stock held by Wheatley and (ii) 21,590 shares of Class A Common Stock held by Wheatley Foreign, of which the person identified in the table disclaims beneficial ownership, except to the extent of his respective equity interest therein.

(4) Includes (i) 342,410 shares of Class A Common Stock held by Wheatley and (ii) 21,590 shares of Class A Common Stock held by Wheatley Foreign. Wheatley LLC disclaims beneficial ownership of these securities except to the extent of its equity respective ownership in Wheatley and Wheatley Foreign.

(5) Includes 21,590 shares of Class A Common Stock held by Wheatley Foreign, of which Wheatley Management disclaims beneficial ownership, except to the extent of its equity interest therein.

(6) Includes 342,410 shares of Class A Common Stock held by Wheatley. Wheatley Foreign disclaims beneficial ownership of the securities held by Wheatley.

(7) Includes (i) 21,000 shares of Class A Common Stock held by Woodland Partners, (ii) 35,000 shares of Class A Common Stock held by Woodland Venture Fund and (iii) 28,000 shares of Class A Common Stock held by Seneca. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Venture Fund and Seneca, except to the extent of her respective equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

(8) Includes (i) 35,000 shares of Class A Common Stock held by Woodland Venture Fund and (ii) 28,000 shares of Class A Common Stock held by Seneca, of which Woodland Services Corp. disclaims beneficial ownership, except to the extent of its respective equity ownership therein.

                  (b) Wheatley has sole power to vote and dispose of 342,410 shares of Class A Common Stock, representing approximately 6.2% of the outstanding shares of Class A Common Stock and may be deemed to have shared power to vote and dispose of 21,590 shares of Class A

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 11 of 16 Pages
-------------------------------                       --------------------------

Common Stock, representing approximately 0.4% of the outstanding shares of Class A Common Stock.

                  By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 364,000 shares of Common Stock, representing approximately 6.6% of the outstanding shares of Class A Common Stock.

                  By virtue of being a member and an officer of Wheatley LLC, each of Seth Lieber and Jonathan Lieber may be deemed to have shared power to vote and dispose of 364,000 shares of Class A Common Stock, representing approximately 6.6% of the outstanding shares of Class A Common Stock.

                  Barry Rubenstein has sole power to vote and dispose of 20,000 shares of Class A Common Stock and warrants to purchase up to 165,000 shares of Class A Common Stock held by the Barry Rubinstein Rollover IRA, representing approximately 3.3% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC and a general partner of Seneca, Woodland Partners and Woodland Venture Fund, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 448,000 shares of Class A Common Stock, representing approximately 8.2% of the outstanding shares of Class A Common Stock.

                  Irwin  Lieber  has sole  power to vote and  dispose  of 21,000 shares of Class A Common Stock, representing approximately 0.4% of the outstanding shares of Class A Common Stock. By virtue of being a member and an officer of Wheatley LLC, Irwin Lieber may be deemed to have shared power to vote and dispose of 364,000 shares of Class A Common Stock, representing approximately 6.6% of the outstanding shares of Class A Common Stock.

                  Barry Fingerhut has sole power to vote and dispose of 21,000 shares of Class A Common Stock, representing approximately 0.4% of the outstanding shares of Class A Common Stock. By virtue of being a member and an officer of Wheatley LLC, Barry Fingerhut may be deemed to have shared power to vote and dispose of 364,000 shares of Class A Common Stock, representing approximately 6.6% of the outstanding shares of Class A Common Stock.

                  Wheatley Foreign has sole power to vote and dispose of 21,590 shares of Class A Common Stock, representing approximately 0.4% of the outstanding shares of Class A Common Stock and may be deemed to have shared power to vote and dispose of 342,410 shares of Class A Common Stock, representing approximately 6.2% of the outstanding shares of Class A Common Stock.

                  By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 21,590 shares of Class A Common Stock, representing approximately 0.4% of the outstanding shares of Class A Common Stock.

                  Seneca has sole power to vote and dispose of 28,000 shares of Class A Common Stock representing approximately 0.5% of the outstanding shares of Class A Common Stock.

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 12 of 16 Pages
-------------------------------                       --------------------------

                  Woodland Venture Fund has sole power to vote and dispose of 35,000 shares of Class A Common Stock representing approximately 0.6% of the outstanding shares of Class A Common Stock.

                  Woodland Partners has sole power to vote and dispose of 21,000 shares of Class A Common Stock representing 0.4% of the outstanding shares of Class A Common Stock.

                  By virtue of being a general partner of Woodland Partners and an officer of Woodland Services Corp., which is a general partner of Seneca and Woodland Venture Fund, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 84,000 shares of Class A Common Stock, representing approximately 1.5% of the outstanding shares of Class A Common Stock.

                  By virtue of being a general partner of Seneca and Woodland Venture Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of 63,000 shares of Class A Common Stock, representing approximately 1.1% of the outstanding shares of Class A Common Stock.

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 13 of 16 Pages
-------------------------------                       --------------------------

                  (c) The following table sets forth a description of all transactions in shares of Class A Common Stock of the Issuer by the Reporting Persons since the filing of Amendment No.
4.



                                Transaction     Number of Shares    Transaction
                   Name            Date          Acquired/Sold         Price
                   ----            ----          -------------         -----

Warrants to Purchase Class A
----------------------------
Common Stock
------------


Barry Rubenstein Rollover IRA    10/19/99            165,000          $0.78125

--------------

         The securities set forth in the table above were purchased in open market transactions.


            (The remainder of this page is intentionally left blank.)

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 14 of 16 Pages
-------------------------------                       --------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   November 3, 1999


                              /s/ Barry Rubenstein
                              --------------------------------------------------
                                 Barry Rubenstein


                              WHEATLEY PARTNERS, L.P.
                              By: Wheatley Partners, LLC, the General Partner


                              By:  /s/ Irwin Lieber
                                 -----------------------------------------------
                                 Irwin Lieber, President


                                   /s/ Irwin Lieber
                              --------------------------------------------------
                                 Irwin Lieber


                                   /s/ Barry Fingerhut
                              --------------------------------------------------
                                 Barry Fingerhut


                              WHEATLEY FOREIGN PARTNERS, L.P.
                              By:  Wheatley Partners, LLC, a General Partner

                              By:   /s/ Irwin Lieber
                                 -----------------------------------------------
                                 Irwin Lieber, President


                              SENECA VENTURES

                              By:   /s/ Barry Rubenstein
                                 -----------------------------------------------
                                 Barry Rubenstein, a General Partner

                              WOODLAND PARTNERS

                              By:   /s/ Barry Rubenstein
                                 -----------------------------------------------
                                 Barry Rubenstein, a General Partner

-------------------------------                       --------------------------
CUSIP No. 619819   10  5                 13D          Page 15 of 16 Pages
-------------------------------                       --------------------------





                              WOODLAND VENTURE FUND

                              By:   /s/ Barry Rubenstein
                                 -----------------------------------------------
                                 Barry Rubenstein, a General Partner